Exhibit 10.11

OBSIDIAN THERAPEUTICS, INC.

EXECUTIVE SEVERANCE PLAN AND

SUMMARY PLAN DESCRIPTION

1.	Introduction and Purpose

This document serves as the Plan document and Summary Plan Description (“SPD”) for the severance pay and benefits provided under the Obsidian Therapeutics, Inc. Executive Severance Plan (the “Plan”). Obsidian Therapeutics, Inc., a Delaware corporation (including its successors, the “Company”), considers it essential to foster the continuous employment of key management personnel. The Company acknowledges the possibility of an involuntary termination of employment exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company.

Therefore, the Board has adopted this Plan to reinforce and encourage the continued attention and dedication of the Covered Executives to their assigned duties without distraction. This Plan contains information that will help Covered Executives understand the severance pay and benefits being offered hereunder. The Company encourages all Covered Executives to read the Plan carefully. Note that capitalized words and phrases used throughout this document are generally defined in Section 4. If you have any questions regarding the Plan, please contact the Company’s Chief People Officer.

2.	Establishment of Plan

Effective as of the Effective Date, the Board hereby establishes an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan supersedes any and all severance plans, policies, agreements and provisions and all change in control plans, policies, agreements and provisions applying to a Covered Executive that may have been in effect before the Effective Date, including without limitation, any Severance and Change in Control Agreement between the Company and a Covered Executive.

3.	Eligibility

All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Plan Administrator, are eligible to participate in the Plan.

4.	Definitions

For purposes of this Plan, the following definitions shall apply:

(a) “Accelerated Vesting Date” means the later of the (i) Covered Executive’s Date of Termination or (ii) effective date of the Covered Executive’s Separation Agreement and Release (as defined below).

(b) “Accounting Firm” means a nationally recognized accounting or outside firm selected by the Company prior to a Change in Control.

(c) “Adverse Benefit Determination” means any of the following: a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination or failure to provide or make payment that is based on a determination of a Covered Executive’s or beneficiary’s eligibility to participate in the Plan.

(d) “Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.

(e) “Base Salary” means the of higher of the Covered Executive’s annual base salary in effect immediately prior to (i) the Covered Executive’s Date of Termination or (ii) a Change in Control.

(f) “Board” means the Board of Directors of the Plan Sponsor.

(g) “Cause” means

(i)

for the Tier 1 Executive: (A) conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of the Covered Executive duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its Affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the commission by the Covered Executive of acts satisfying the elements of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud or any conduct by the Covered Executive that would be reasonably expected to result in material injury or reputational harm to the Company or any of its Affiliates; (C) continued non-performance by the Covered Executive of the Covered Executive’s duties to the Company or its Affiliates (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) following written notice to the Covered Executive of such non-performance and, if such non-performance is curable, not less than 30 days to cure any such non-performance; (D) a breach by the Covered Executive of any of the provisions contained in any agreement between the Covered Executive and the Company or any of its Affiliates relating to confidentiality, non-solicitation of customers and employees, assignment of inventions or other restrictive covenants following written notice to the Covered Executive of such breach and, if such breach is curable, not less than 30 days to cure such breach; (E) a material violation by the Covered Executive of the Company’s or its Affiliates’ written employment policies following written notice to the Covered Executive of such breach and, if such breach is curable, not less than 30 days to cure such breach; or (F) the Covered Executive’s failure to cooperate with a bona fide internal investigation of the Company or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or

(ii)

for the Tier 2 Executives: (A) conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of the Covered Executive duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its Affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the commission by the Covered Executive of acts satisfying the elements of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud or any conduct by the Covered Executive that would be reasonably expected to result in material injury or reputational harm to the Company or any of its Affiliates; (C) continued non-performance by the Covered Executive of the Covered Executive’s duties to the Company or its Affiliates (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability); (D) a breach by the Covered Executive of any of the provisions contained in any agreement between the Covered Executive and the Company or any of its Affiliates relating to confidentiality, non-solicitation of customers and employees, assignment of inventions or other restrictive covenants; (E) a material violation by the Covered Executive of the Company’s or its Affiliates’ written employment policies; or (F) the Covered Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(h) “Change in Control” means a Sale Event, as defined in the Company’s 2026 Equity Incentive Plan, as amended from time to time.

(i) “Change in Control Period” means the period beginning three months prior to a Change in Control and ending on the one-year anniversary of the Change in Control.

(j) “CIC Severance Period” means (i) for the Tier 1 Executive, 18 months; and (ii) for the Tier 2 Executives, 12 months.

(k) “Closing” means the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 14, 2026, by and among Galera Therapeutics, Inc., the Company and certain other parties thereto.

(l) “Code” means the Internal Revenue Code of 1986, as amended.

(m) “Continuing Obligations” means the Covered Executive’s obligations to the Company pursuant to any agreement relating to confidentiality, non-solicitation of customers and employees, assignment of inventions or other restrictive covenants.

(n) “Covered Executives” means the Tier 1 Executive and the Tier 2 Executives, in each case, who meet the eligibility requirements set forth in Section 3 of the Plan.

(o) “Date of Termination” means the date that a Covered Executive’s employment with the Company and its Affiliates ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment will not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company or any Affiliate.

(p) “Effective Date” means the date of Closing.

(q) “Disability” means the Covered Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Covered Executive’s then existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Covered Executive is disabled so as to be unable to perform the essential functions of the Covered Executive’s then existing position or positions with or without reasonable accommodation, the Covered Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Covered Executive or the Covered Executive’s guardian has no reasonable objection as to whether the Covered Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Plan be conclusive of the issue. The Covered Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question arises and the Covered Executive fails to submit such certification, the Company’s determination of such issue shall be binding on the Covered Executive. Nothing in this definition shall be construed to waive the Covered Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(r) “Good Reason” means that the Covered Executive has completed all steps of the Good Reason Process following the occurrence of any of the following events without the Covered Executive’s consent (each, a “Good Reason Condition”): (i) a material diminution in the Covered Executive’s responsibilities, authority or duties; (ii) a material diminution in the Covered Executive’s base salary except for across-the-board salary reductions of not more than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a breach by the Company of the material terms of any written agreement between the Covered Executive and the Company; or (iv) a required change of 30 miles or greater in the geographic location of the Covered Executive’s principal work location for the Company, not including business travel or short-term assignments (provided, however, that the Company may require Covered Executives who (A) reside within with 30 miles of a Company office and (B) are working remotely, to work in-person in such office on a full-time or part-time basis and such requirement shall not constitute a Good Reason).

(s) “Good Reason Process” consists of the following steps: (i) the Covered Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Covered Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) the Covered Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Good Reason Cure Period; and (v) the Covered Executive terminates employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason Condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(t) “Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that is reasonably calculated to ensure actual receipt by the individual.

(u) “Notice of Termination” means a written Notice that indicates the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.

(v) “Participation Agreement” means an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.

(w) “Plan Administrator” means the Board or a committee thereof designated by the Board to administer the Plan; provided, however, that the Plan Administrator may in its sole discretion appoint a new Plan Administrator to administer the Plan at any time.

(x) “Plan Sponsor” means the Company.

(y) “Qualified Termination” means (i) a termination of the Covered Executive’s employment by the Company other than for Cause, death or Disability or (ii) the Covered Executive’s resignation from the Company for Good Reason.

(z) “Separation Obligations” means: (i) execution of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and all related persons and entities that shall not release the Covered Executive’s rights under this Plan, a reaffirmation of the Covered Executive’s Continuing Obligations, confidentiality, return of property and non-disparagement provisions and provides that if the Covered Executive breaches any of the Continuing Obligations, then, among other remedies available to the Company, all severance payments and benefits shall immediately cease (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period set forth in the Separation Agreement and Release).

(aa) “Severance Period” means 12 months.

(bb) “Target Bonus” means the higher of the Covered Executive’s target annual cash incentive compensation in effect immediately prior to (i) the Covered Executive’s Date of Termination or (ii) the Change in Control.

(cc) “Tier 1 Executive” means the Company’s Chief Executive Officer.

(dd) “Tier 2 Executives” means employees of the Company holding a title above Senior Vice President, other than the Tier 1 Executive.

(ee) “Time-Based Equity Awards” means all outstanding stock options, restricted stock units, restricted stock awards and other stock-based awards with respect to the Company’s common stock that are subject solely to time-based vesting.

5.	Accrued Obligations

If the Covered Executive’s employment with the Company and its Affiliates is terminated for any reason, the Company shall pay or provide to the Covered Executive (or to the Covered Executive’s authorized representative or estate) (i) any base salary earned but unpaid through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, the Company’s expense reimbursement policy then in effect); and (iii) any vested benefits the Covered Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

6.	Termination not in Connection with a Change in Control

If a Covered Executive experiences a Qualified Termination outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the Covered Executive’s fulfillment of the Separation Obligations:

(a) the Company shall continue to pay to the Covered Executive the Covered Executive’s Base Salary for the Severance Period and, for the Tier 1 Executive, the Company shall pay to the Tier 1 Executive an amount equal to the Tier 1 Executive’s pro-rated Target Bonus based on the days worked in the calendar year in which the Qualified Termination occurs;

(b) for the Tier 1 Executive, the Company shall pay to the Tier 1 Executive any earned but unpaid annual cash incentive compensation for the year prior to the year in which the Qualified Termination occurs; and

(c) subject to the Covered Executive’s copayment of premium amounts at the applicable active employees’ rate and the Covered Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company until the earliest of (i) the end of the Severance Period; (ii) the date that the Covered Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Covered Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Executive for the time period specified above. Such payments to the Covered Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 6(a) and 6(c) will be paid out in substantially equal installments in accordance with the Company’s payroll practice over the Severance Period, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The amount payable under Section 6(b) shall be paid out in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.

7.	Termination in Connection with a Change in Control

If a Covered Executive experiences a Qualified Termination within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the Covered Executive’s fulfillment of the Separation Obligations:

(a) the Company shall pay to the Covered Executive an amount equal to (i) for the Tier 1 Executive, 1.5 times and (ii) for Tier 2 Executives 1.0 times, the sum of (A) the Covered Executive’s Base Salary and (B) the Covered Executive’s Target Bonus;

(b) the Company shall pay to the Covered Executive any earned but unpaid bonus for the calendar year prior to the year in which the Qualified Termination occurs;

(c) subject to the Covered Executive’s copayment of premium amounts at the applicable active employees’ rate and the Covered Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company until the earliest of (i) the end of the CIC Severance Period; (ii) the date that the Covered Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Covered Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Executive for the time period specified above. Such payments to the Covered Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates;

(d) notwithstanding anything to the contrary in any applicable Time-Based Equity Award agreement or in any applicable Company equity incentive plan, all Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of the Accelerated Vesting Date or the date of a Change in Control, provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Covered Executive’s Time-Based Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (i) the effective date of the Separation Agreement and Release or the date of the Change in Control, as applicable (at which time acceleration will occur), or (ii) the date that the Separation Agreement and Release can no longer become fully effective (at which time the unvested portion of the Covered Executive’s Time-Based Equity Awards will terminate or be forfeited). For the avoidance of doubt, upon a Qualifying Termination prior to the consummation of a Change in Control (1) all Time-Based Equity Awards held by the Covered Executive as of the Date of Termination will remain outstanding for a period of three months thereafter (unless such Time-Based Equity Awards are forfeited prior to such date pursuant to clause (ii) of the preceding sentence) and remain eligible to become vested upon the consummation of such Change in Control and, to the extent such Time-Based Equity Awards do not become vested in accordance with the terms set forth in this Section 7(d) on or prior to the date that is three months following the Date of Termination, all then-unvested Time-Based Equity Awards held by such Covered Executive will automatically and without further action be canceled and forfeited on the three-month anniversary of the Date of Termination. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards will occur during the period between the Date of Termination and the Accelerated Vesting Date or the date of the Change in Control, as applicable; and

(e) for the Tier 1 Executive, all vested stock options shall remain exercisable until the earlier of six months following the Date of Termination and the original expiration date of the stock option.

The amounts payable under Section 7(a) and 7(b) shall be paid out in a lump sum within 60 days after the Date of Termination and the amounts payable under Section 7(c) will be paid out in substantially equal installments in accordance with the Company’s payroll practice over the CIC Severance Period, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

8.	Section 409A

(d) Payments under this Plan are intended to be exempt from Section 409A of the Code to the greatest extent possible. Otherwise, this Plan is intended to be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). This Plan may be amended as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost.

(d) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan on account of the Covered Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision (without interest), and the balance of the installments shall be payable in accordance with their original schedule.

(d) The Company makes no representation or warranty and shall have no liability to any Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy the conditions of such Section.

9.	Additional Limitation

(a) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of a reduction, the Aggregate Payments will be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) that could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

10.	Withholding; Tax Effect

All payments made under this Plan shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Plan shall be construed to require the Company to make any payments to compensate the Covered Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

11.	Death

If a Covered Executive dies after the Date of Termination, but before all payments or benefits to which such Covered Executive is entitled pursuant to the Plan have been paid or provided, any remaining payments and benefits will be made to any beneficiary designated by the Covered Executive prior to the Covered Executive’s death (or the Covered Executive’s estate, if the Covered Executive fails to make such designation).

12.	Plan Administration

(a) Plan Administrator. The Plan Administrator and Plan Sponsor shall serve as the “named fiduciaries” of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

(b) Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have the maximum discretionary authority permitted by law to discharge such duties and responsibilities, which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limitation, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the Plan administration that are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any Covered Executive, and the Covered Executive’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

(c) Reports. The Plan Administrator shall be responsible for the preparation and delivery of all reports, notices, plan summaries and plan descriptions required to be filed with any governmental office or to be given to any employee, former employee or beneficiary.

(d) Company to Furnish Information. Upon request of the Plan Administrator, the Company shall furnish such information in its possession and aid the Plan Administrator in the performance of its duties hereunder.

13.	Claims Procedure and Payment of Benefits

(a) Application for Benefits

(i) General. All applications for benefits under the Plan shall be submitted to the Plan Administrator at such location as designated by the Plan Administrator from time to time. Applications for benefits must be in writing on forms acceptable to the Plan Administrator and must be signed by the Covered Executive. The Plan Administrator reserves the right to require the Covered Executive to furnish such other information and documents as the Plan Administrator determines are necessary or appropriate. Each application shall be acted upon and approved or disapproved by the Plan Administrator within 90 days following its receipt by the Plan Administrator.

(ii) Notification. The Plan Administrator shall provide a claimant with written or electronic Notification of any Adverse Benefit Determination. Any electronic Notification shall comply with the standards imposed by 29 C.F.R. 2520.104b-l(c)(l)(i), (iii) and (iv). The Notification shall set forth, in a manner calculated to be understood by the claimant:

(A)	the specific reason or reasons for the Adverse Benefit Determination;

(B)	reference to the specific Plan provisions on which the Adverse Benefit Determination is based;

(C)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(D)

a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.

(b) Review of Benefit Denials

(i) Appeal. A claimant shall have a reasonable opportunity to appeal an Adverse Benefit Determination to the Board and under which there will be a full and fair review of the claim and the Adverse Benefit Determination. The Board shall be identified in the Notification described in Section 13(a)(ii) and may be the Plan Administrator. Such full and fair review shall:

(A)	provide claimants at least 60 days following receipt of a Notification of an Adverse Benefit Determination within which to appeal the Adverse Benefit Determination;

(B)	provide claimants the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;

(C)

provide that a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)

provide for a review of the initial Adverse Benefit Determination that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial Adverse Benefit Determination.

(ii) Timing of Benefit Determination on Review. The Board shall notify the Covered Executive, in accordance with Section 13(b)(iv), of the Plan Administrator’s benefit determination on review within a reasonable period of time. Such Notification shall be provided not later than 60 days after receipt by the Plan Administrator of the Covered Executive’s request for review of the Adverse Benefit Determination.

(iii) Furnishing Documents. In the case of an Adverse Benefit Determination on review, the Board shall provide such access to, and copies of, documents, records and other information described in Section 13(b)(iv) as is appropriate.

(iv) Content of Notification on Review. The Board shall provide a claimant with written or electronic Notification of a Plan Administrator’s benefit determination following an appeal described in Section 13(b)(i). Any electronic Notification shall comply with the standards imposed by 29 C.F.R. 2520.104b-l(c)(l)(i), (iii) and (iv). In the case of an Adverse Benefit Determination on review, the Notification shall set forth, in a manner calculated to be understood by the claimant:

(A)	the specific reason or reasons for the Adverse Benefit Determination;

(B)	reference to the specific Plan provisions on which the Adverse Benefit Determination is based;

(C)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

(c) Calculating Time Periods. The period of time within which a benefit determination (including an Adverse Benefit Determination on review) is required to be made shall begin at the time a claim (or appeal) is filed in accordance with the reasonable procedures of the Plan, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the Notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(d) Extension of Notice Period. The 90-day and 60-day periods applicable to the Notice furnished by the Plan Administrator in Sections 13(a) and 13(b) above may be extended at the discretion of the Plan Administrator for a second 90 or 60-day period, as the case may be, provided that written Notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final decision is expected.

(e) Facility of Payment. Whenever any person entitled to payments hereunder is determined to be a minor or under other legal disability or otherwise incapacitated in any way so as to be unable to manage the person’s financial affairs, the Company, in its discretion, may direct that all or any portion of the benefit payments be made: (i) to such person; (ii) to such person’s legal guardian or conservator; or (iii) to such person’s spouse. The decision of the Plan Administrator shall, in each case, be final and binding upon all persons. Any payment made pursuant to the authority herein conferred shall operate as a complete discharge of the obligations of the Company under the Plan in respect thereof.

(f) Responsibility for Payment. The Company shall be liable for the payment of benefits in accordance with the terms of the Plan. The benefits under the Plan shall be payable solely by the Company and each Covered Executive who shall claim the right to any payment under the Plan shall be entitled to look only to the Company for such payment.

(g) Limitation on Benefits. The Company shall have no obligation to set aside, earmark or entrust any fund, policy or money with which to pay its obligations under this Plan. The Covered Executive, or any successor in interest, shall be and remain simply a general, unsecured creditor of the Company with respect to the benefits under this Plan in the same manner as any other creditor who has a general claim for an unpaid liability.

14.	Indemnification

To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Plan Administrator or otherwise, except to the extent that such claims arise from gross negligence, willful neglect or willful misconduct.

15.	Plan Not an Employment Contract

The Plan is not a contract between the Company and any employee, nor is it a condition of employment or services of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment or services of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.

16.	Severability

If any portion or provision of this Plan (including, without limitation, any portion or provision of any Section of this Plan) is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

17.	Waiver

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.	Successors and Assigns

No right or interest of any Covered Executive in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. The Plan Sponsor may assign or otherwise transfer this Plan without any Covered Executive’s consent to any affiliate or to any person or entity with whom the Plan Sponsor shall hereafter effect a reorganization or consolidation, into which the Plan Sponsor merges or to whom it transfers all or substantially all of its properties or assets; provided that if the Covered Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Covered Executive shall not be entitled to any payments or benefits pursuant to Sections 6 or 7 of this Plan solely as a result of such transaction. This Plan shall inure to the benefit of and be binding upon the Covered Executive and the Plan Sponsor, and each of the Covered Executive’s and the Plan Sponsor’s respective successors, executors, administrators, heirs and permitted assigns.

19.	Non-Duplication of Benefits and Effect on Other Plans20.

Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder are in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement, severance agreement or offer letter between the Company and any Covered Executive.

21.	Amendment or Termination

The Plan Sponsor may amend, modify or terminate the Plan at any time in its sole discretion; provided, however, that no such amendment, modification or termination may affect the rights of a Covered Executive then receiving payments or benefits under the Plan without the consent of such person. Notwithstanding the foregoing, a Covered Executive’s rights to receive payments and benefits pursuant to this Plan in connection with a Qualified Termination may not be adversely affected by an amendment or termination of this Plan without the consent of such person.

22.	Governing Law and Limitation on Actions

The Plan and the rights of all persons hereunder shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions), to the extent not preempted by federal law. No action (whether at law, in equity or otherwise) shall be brought by or on behalf of any person for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure. Any action (whether at law, in equity or otherwise) must be filed and litigated in the U.S. District Court for the District of Massachusetts, and must be commenced within one year. This one-year period shall be computed from the earlier of (i) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure and (ii) the date such person’s cause of action first accrued. If a person does not bring such an action within such one-year period, the person will be barred from bringing such action.

23.	ERISA Required Information

Official Plan Name: The official name of the Plan is the Obsidian Therapeutics, Inc. Executive Severance Plan.

Plan Administrator: The Plan Administrator is the Board (or its designee) of the Plan Sponsor.

Plan Sponsor:

Obsidian Therapeutics, Inc.

1030 Massachusetts Avenue

Cambridge, MA 02138

(781) 806-6245

Plan Number: Documents and reports for the Plan are filed with the U.S. Department of Labor under Obsidian Therapeutics, Inc. Employer Identification Number (EIN) and the Plan Number (PN). The EIN for Obsidian Therapeutics, Inc. is 81-1334989, and the PN is 503.

The Plan Year: The Plan year is January 1 through December 31.

Agent for Service of Legal Process: Obsidian Therapeutics, Inc. is the Plan’s agent for service of legal process and may be served at the address indicated in the section entitled “Plan Administrator and Sponsor” above.

Funding: All severance payments and benefits are paid from the Company’s general assets and, thus the Plan is considered unfunded for tax purposes under Title I of ERISA.

ERISA Rights: The Plan is subject to ERISA. As a Covered Executive, you are entitled to certain rights and protections under ERISA. Under ERISA, you are entitled to:

•

Examine, without charge at the Plan Administrator’s office, all official Plan documents (including insurance contracts) and copies of all documents filed with the U.S. Department of Labor, such as detailed Summary Annual Reports.

•	Obtain copies of all official Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may charge a reasonable fee for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required to furnish each participant with a copy of this Summary Annual Report.

You also have the right to expect “fiduciaries,” the people who are responsible for the management of the Plan, to act prudently and to act in the interest of you and other Plan participants and beneficiaries. Another one of your ERISA-guaranteed rights means that no one – including the Company or any other person – may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

ERISA also guarantees your rights to written notice if any part of a claim is denied or ignored, in whole or in part. Because your rights under ERISA are protected by law, you also can file suit if a right is denied. For example, if you request certain Plan-related materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay a fine of up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. You may file suit in a federal court if you have a claim for benefits under the Plan that is denied or ignored, in whole or in part. You also can seek assistance from the U.S. Department of Labor or file suit in a federal court if a Plan fiduciary has misused Plan funds or if you are discriminated against for asserting your rights. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose because, for example, the court finds your claim frivolous, you may be ordered to pay all these costs and fees on your own, including any court costs and attorney fees.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave. N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline at 1-866-444-3272.